SEPARATION AGREEMENT AND WAIVER AND RELEASE OF CLAIMS
This Separation Agreement and Waiver and Release of Claims ("Agreement") is made and entered into by and between Matthew T. Thompson (hereinafter "Employee"), and QEP Energy Company ("Company"). Employee and the Company shall be jointly referred to herein as the "Parties." Employee does freely and voluntarily enter into this Agreement. The Parties acknowledge that the Effective Date of this Agreement is the Separation Date, regardless of the date the Parties execute the Agreement.
WITNESSETH:
WHEREAS, Employee has been advised that his employment with the Company will end on September 15, 2017 ("Separation Date"); and
WHEREAS, subject to the terms and conditions below, the Company agrees to pay Employee a total severance of $387,900 ("Severance Pay") in exchange and consideration for Employee’s execution of this Agreement and Employee’s waiver and release of all claims against the Company; and
WHEREAS, in exchange for the promises set forth herein, the Company agrees to provide Employee up to twelve (12) months of subsidized COBRA premiums for the health (medical, dental and/or vision) coverage in which he is currently enrolled and up to twelve (12) months of subsidized outplacement services as set forth herein; and
WHEREAS, in exchange for the promises set forth herein, Company agrees to accelerate the vesting of a prorated number of shares of QEP restricted stock and Employee agrees to forfeit the remaining shares as set forth on Exhibit A, attached hereto and incorporated herein, and
WHEREAS, in exchange for the promises set forth herein, Company agrees to accelerate a prorated portion of Performance Share Units and Employee agrees to forfeit the remaining Performance Share Units as set forth on Exhibit A, attached hereto and incorporated herein, and
WHEREAS, in exchange for the promises set forth herein, Company agrees to accelerate the vesting of a prorated portion of option awards and Employee agrees to forfeit the remaining option awards as set forth on Exhibit A, attached hereto and incorporated herein, and
WHEREAS, the Parties wish to resolve any and all actual or potential issues between them by mutual agreement and therefore enter into this Agreement; and
NOW, THEREFORE, in consideration of the premises, the mutual promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.RELEASE. In exchange and consideration for the Severance Pay, up to twelve (12) months of subsidized COBRA premiums and outplacement services, and accelerated vesting of a prorated number of shares of QEP restricted stock, Performance Share Units and option awards, Employee, Employee’s heirs, executors, administrators, and assigns, hereby unconditionally releases and forever discharges the Company, and any and all of its respective owners, shareholders, administrators, past or present predecessors, successors, assigns, agents, directors, officers, partners, principals, employees, representatives, attorneys, divisions, subsidiaries, parent companies, and affiliates (hereinafter the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, injuries, actions, causes of action, suits, rights, demands, costs, attorneys’ fees, losses, debts and/or expenses, of any nature whatsoever, whether known or unknown, with respect to, resulting from, or arising out of Employee’s employment or relationship with the Company, as well as the termination of such employment, including any and all rights or claims arising under any agreement with the Company or under any federal, state or local laws. This release includes, but is not limited to: claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq.), which protects certain employee benefits; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621, et seq.), which prohibits age discrimination in employment; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.) which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.) including the wage and hour laws relating to payment of wages, including but not limited to, severance and vacation payments; and all other federal, state and local laws and regulations prohibiting employment discrimination and/or governing payment of wages, benefits, and other forms of compensation. Employee acknowledges and affirms that he has no pay due that has not been paid to Employee, and has no claim for any additional payment of any wages whatsoever, including any payments for overtime compensation under the Fair Labor Standards Act. Employee further acknowledges that he has not been deprived of any leave under the Family Medical Leave Act and has not been affected in any way because Employee has taken any leave under that Act. This release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with Employee unfairly or in bad faith, and all other common law contract and tort claims. Employee does not, however, waive any rights or claims that may arise and accrue after the date this Agreement is executed by Employee. Further, Employee understands and agrees that this Agreement does not cover, affect, or alter any rights that cannot, by law, be released by private agreement.
2.SEVERANCE PAY. Employee acknowledges that the Severance Pay constitutes a monetary payment to the Employee to which Employee is not otherwise entitled under any Company plan, program, or prior agreement, and that any and all claims or potential claims Employee has (or may have) against the Company or any of the Releasees shall be resolved, settled, unconditionally and irrevocably waived and released on the basis of the Company’s payment of the Severance Pay to the Employee. The Severance Pay will be paid to Employee within thirty (30) days after Employee’s execution of this Agreement or the Separation Date (whichever is later), by way of one check payable to Employee. The Parties agree to bear their own costs and attorneys’ fees incurred in relation to Employee’s execution of this Agreement. Employee acknowledges and agrees that no representative of the Company has made any representations to Employee regarding the tax consequences of the Severance Pay. Employee agrees and understands that the Severance Pay will be subject to applicable state and federal withholdings, and will be reported to the Internal Revenue Service via an IRS Form W-2, and further agrees that Employee will pay any and all local, state or federal taxes which may be due by virtue of the Severance Pay. No voluntary deductions, such as 401(k), will be withheld from the Severance Pay. Employee understands that the Company is under no obligation to offer, pay, or tender the Severance Pay unless and until Employee executes and signs this Agreement and knowingly and voluntarily releases the claims described herein.

3.RELEASE AS TO UNVESTED SHARES OF QEP RESOURCES, INC. RESTRICTED STOCK, PERFORMANCE SHARE UNITS AND OPTION AWARDS. The Company has granted Employee unvested shares of QEP Resources, Inc. ("QEP") restricted stock and Performance Share Units. These shares and units are scheduled to vest at various dates after the Separation Date. The Company agrees to accelerate the vesting of a prorated number of shares and units as set forth on Exhibit A, attached hereto and incorporated herein. Employee releases and forever discharges the Company from any and all claims he has to the remaining unvested shares of QEP restricted stock and Performance Share Units as set forth in Exhibit A. Additionally, the Company has granted Employee option awards. These option awards are scheduled to vest at various dates after the Separation Date. The Company agrees to accelerate the vesting of a prorated portion of the option awards as set forth on Exhibit A, attached hereto and incorporated herein. Employee releases and forever discharges the Company from any and all claims he has to the remaining unvested option awards.
4.WAGES AND BENEFITS.
(a)Wages. Employee will be paid Employee’s final paycheck for wages earned through Employee’s Separation Date as required by state law. Employee will also be paid in accordance with the Company’s paid time off policy, accrued paid time off balance as of the Separation Date, less legally required taxes, deductions and withholding. The Company shall credit Employee’s 401(k) for service up to the date of Employee’s termination of employment. Except for wages and benefits earned through the Separation Date, Employee acknowledges that Employee has received payment for all wages due, including reimbursement for any and all business related expenses, and that no other money is owed by the Company to Employee on any obligation of any type.
(b)Benefits. Employee understands that any coverage the Employee may have for himself and his dependents under the Company’s group health, dental and/or vision plan will end on the last day of the month in which the Separation Date occurs ("Benefit End Date") as a result of the termination of employment with the Company. For employees that are currently participating in the medical, dental, and/or vision plans, the Company will subsidize the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") premium under the terms and conditions of said plans for a period of twelve (12) months after the Benefit End Date. Thereafter, Employee will be entitled to continue COBRA coverage in accordance with applicable and timely premium payment. Employee acknowledges that if the Employee is a participant in the medical, dental and/or vision plans, Employee’s COBRA rights and the requirements for coverage continuation will be explained in a separate notice provided to Employee. All other benefits shall cease in accordance with each plan’s eligibility provisions.
(c)Outplacement. Employee may choose to use authorized outplacement services provided by Challenger, Gray & Christmas, Inc. for a period of up to twelve (12) months at no cost to Employee.
5.COVENANT NOT TO SUE. By signing this Agreement, Employee covenants, agrees, represents and warrants that Employee has not filed and will not in the future file any lawsuits, complaints, petitions or accusatory pleadings in a court of law or in conjunction with a dispute resolution program against the Company, based upon, arising out of or in any way related to any event or events occurring prior to the signing of this Agreement, including, without limitation, Employee’s employment with the Company or the termination thereof. Nothing in this Agreement shall limit Employee’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter. However, Employee expressly waives all rights to recover for any damages awarded as a result of any suit or proceeding brought by any third party or governmental agency on Employee’s behalf. Notwithstanding the foregoing, nothing in this Agreement prohibits or is intended to prevent Employee from participating or cooperating in any investigation before any government agency and does not limit Employee’s right to receive a whistleblower reward or bounty for providing information to the Securities Exchange Commission or any other government agency which by law allows such rewards or bounty.
6.CONFIDENTIAL RECORDS AND INFORMATION. Employee agrees that Employee will not, unless required or otherwise permitted by law, disclose or divulge to any other person or entity, directly or indirectly, any confidential records or information regarding the Company, including but not limited to the following: (i) practices, policies and or procedures; (ii) trade secrets; (iii) customer names; (iv) any information regarding existing or prospective future business, planning, or development; (v) contracts or proposed contracts; (vi) financial information; (vii) staffing or personnel utilization; (viii) salary or wage levels; (ix) privileged communications; and (x) other information deemed confidential or proprietary not herein listed. Employee further covenants that he has returned all property of the Company to the Company, including but not limited to computers, cell phones, computer files and peripherals, notebooks, data, documents of all kinds regardless of the medium in which they are maintained, equipment, Company credit and fuel cards, keys, files, lists and all other Company belongings, and has no confidential, proprietary information of the Company in Employee’s possession, either in hard copy or in electronic form. Further Employee covenants that Employee has not exported any Company electronic information to anyone or to Employee’s home computer or any other computer
7.NON-DISPARAGEMENT. The Parties shall refrain from making any disparaging statements or causing any disparaging statements to be made about the other Party, directly or indirectly, orally or in writing, to any individual, agency, organization, company, corporation, or other entity, including but not limited to representatives of the media and prospective employers.
8.COOPERATION OF EMPLOYEE.    Employee shall cooperate with the Company and will be readily available to the Company as the Company may reasonably request, to assist the Company in any matter, including litigation or potential litigation or administrative claim or arbitration, about which Employee has knowledge, information or special expertise related to the claim or claims. Company agrees to pay Employee reasonable compensation and prompt reimbursement for any such services, costs, or time rendered on behalf of Company.
9.COOPERATION DURING TRANSITION. To effect an orderly transition of Employee’s job duties and responsibilities, Employee shall assist and cooperate in the transition of Employee’s job duties and responsibilities until the Separation Date. A breach of this Section 9 shall constitute a material breach of this Agreement.
10.UNEMPLOYMENT BENEFITS. The Company agrees that it will not contest any claim filed by Employee for unemployment benefits.
11.GENERAL PROVISIONS:
(a)        Confidentiality. Employee agrees and represents that the terms, contents, conditions, proceedings, discussions and negotiations of this Agreement are strictly confidential and that this confidentiality provision is a material term of this Agreement. Employee shall not make statements or representations relating thereto, except to Employee’s attorney or tax advisor, Employee’s spouse or as may be required by law. Employee further agrees that if Employee discusses this Agreement with Employee’s attorney, tax advisor, spouse or anyone as required by law, Employee will advise them of the confidential nature of this Agreement and instruct them not to discuss the terms and conditions set forth herein with any person.
(b)        Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, and shall be enforced exclusively before the courts of the State of Colorado.

(c)        Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.
(d)        Entire Agreement. This Agreement sets forth the entire understanding of the Parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, and that the Company has not made any promise or offered any other agreement, except those expressed in this Agreement, to induce Employee to enter into this Agreement. The Parties agree to bear their own costs and attorneys’ fees incurred in relation to Employee’s employment with the Company, the termination of such employment, and/or the preparation and execution of this Agreement.
(e)        Waiver. The waiver by either Party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provisions by either Party or of the breach of any other term or provision of this Agreement.
12.NO ADMISSION OF LIABILITY. The Release shall not be construed as an admission by Company of any liability whatsoever, or as an admission by Company of a violation of Employee’s rights or any other person’s rights, or any violation of any order, law, statute, duty or contract.
13.NON-SOLICITATION. For a period of twelve (12) months after the Separation Date, Employee agrees not to induce, attempt to induce or solicit any employee of Company to leave the employ of Company or any of its related entities, or hire any such employee in any business or other capacity.
14.AMENDMENT. This Agreement may not be amended, modified or waived except by written instrument executed and delivered by both Parties.
15.INDEPENDENT ADVICE. Employee acknowledges that he has been advised by the Company to seek independent legal advice concerning the provisions of this Agreement prior to signing the Agreement. Employee has freely and knowingly entered into this Agreement. Employee further acknowledges, understands and affirms that:
(a) This Agreement is a binding legal document;
(b) Employee has been extended a period of twenty-one (21) calendar days in which to consider this Agreement.
(c) Employee understands that for a period of seven (7) calendar days following execution of the Agreement, Employee may revoke this Agreement as to Employee’s release of claims under the ADEA and OWBPA only by notifying the Company, in writing, of Employee’s desire to do so. Employee understands that after the seven (7) calendar day period has elapsed, this Agreement shall become effective and enforceable as to all claims arising under the ADEA and OWBPA.
(d) Employee voluntarily signs and enters into this Agreement without reservation after having given the matter full and careful consideration; and

(e) This Agreement is written in layman’s terms, and Employee understands and comprehends the terms of this Agreement, specifically acknowledges Employee’s understanding that this Agreement includes a release of all known and unknown claims.
16.BINDING EFFECT. This Agreement is binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns, personal representatives, officers, directors, agents, attorneys, parents, subsidiaries, partners, principals, and affiliates. However, if Employee’s execution of this Agreement is not received by Lauren Miller, QEP Energy Company, 1050 17th Street, Suite 800, Denver, CO 80265 by 5:00 p.m. prevailing Mountain Time by September 28, 2017, then this offer shall automatically terminate and be of no further force and effect. Employee’s failure to execute this Agreement will not affect Employee’s right to receive the salary and benefits described in Section 4 herein, except for up to twelve (12) months of subsidized COBRA and outplacement services.
EMPLOYEE ACKNOWLEDGES AND AFFIRMS THAT EMPLOYEE HAS CAREFULLY READ THE AGREEMENT, UNDERSTANDS THE CONTENTS HEREOF AND THAT EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITHOUT ANY DURESS OR COERCION.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties to this Agreement hereby knowingly and voluntarily execute this Agreement by signing below.

Matthew T. Thompson	QEP Energy Company
By: /s/ Matthew T. Thompson	By: /s/ Margo Fiala
Margo Fiala, Vice President Human Resources

Dated this 14 day of September, 2017	Dated this 14 day of September, 2017